UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 20, 2016

Interval Leisure Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	001-34062	26-2590997
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6262 Sunset Drive, Miami, FL		33143
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (305) 666-1861

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.    Other Events.

On September 20, 2016, subsidiaries of Interval Leisure Group, Inc. (“ILG”) completed a securitization transaction involving the issuance of $375 million of asset-backed notes (the “Notes”). VSE 2016-A VOI Mortgage LLC, an indirect wholly-owned subsidiary of Vistana Signature Experiences, Inc. (“Vistana”) issued $346 million of Class A notes rated A+/A and $29 million of B notes rated BBB+/BBB. The Notes were backed by vacation ownership loans and had coupons of 2.54% and 2.74%, respectively, for an overall weighted average coupon of 2.56%. The advance rate for this transaction was 96.5%.

Of the $375 million in gross proceeds from the transaction, $19 million will be held by VSE 2016-A VOI Mortgage LLC until it purchases additional loans as provided in the transaction documents or, if not used for that purpose, returned to the investors. It also retains a subordinated residual interest in the Trust that holds the underlying vacation ownership loans. Approximately $35 million was used to repay the outstanding balance on Vistana’s 2010 securitization and the remainder will be used to pay transaction expenses, fund required reserves, pay down a portion of the borrowings outstanding under ILG’s $600 million revolving credit facility and for general corporate purposes. ILG has accounted for the securitization as a secured borrowing and therefore will not recognize a gain or loss in the third quarter of 2016 as a result of this transaction.

The Notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent a registration or an applicable exemption from registration. A copy of ILG’s press release announcing the issuance of the Notes is attached as Exhibit 99.1 to this report.

ITEM 9.01.    Financial Statements and Exhibits.

(d)                                 Exhibits to this Form 8-K

Exhibit No.	Description
99.1	Press Release dated September 20, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interval Leisure Group, Inc.

By:	/s/ John A. Galea
Name:	John A. Galea
Title:	Senior Vice President and
Chief Accounting Officer

Date:  September 23, 2016